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Exhibit 21.1

iBasis, Inc.

List of Significant Subsidiaries

        iBasis Global, Inc., a Delaware corporation, is a wholly-owned subsidiary of iBasis, Inc.

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  Exhibit 21.1
List of Significant Subsidiaries